SIMPLICITY BANK
EXECUTIVE SEVERANCE PLAN

ARTICLE I.

ESTABLISHMENT OF THE PLAN

Simplicity Bank (the “Bank”) hereby establishes this Executive Severance Plan (the “Plan”), which is a severance plan for certain of its key executive management personnel.  The primary purpose of the Plan is to ensure the successful continuation of the Bank’s business and the fair and equitable treatment of the Bank’s key executives in connection with certain types of termination of employment which may or may not be related to a Change in Control (as defined below).  The term “Company” means Simplicity Bancorp, Inc. The Company is a party to this Plan for the sole purpose of guaranteeing the payments required hereunder, except as otherwise provided herein.  The effective date of the Plan is October 31, 2013.

ARTICLE II.

PARTICIPATION

Section 2.1. Eligibility.  The Chief Executive Officer of the Bank shall designate which employees shall become Participants hereunder by setting forth their name and date of participation on Schedule A hereto; provided, however, that any employee who has an employment agreement or change in control agreement that provides for severance or other similar post-employment compensation shall not be eligible to participate in the Plan.   If any employee becomes a Participant and subsequently becomes covered under an employment or change in control agreement that provides for severance compensation in connection with a Change in Control, the employee will cease to be a Participant in this Plan as of that date.

Section 2.2. Exclusive Benefit.   A Participant in this Plan will not be eligible to receive any benefit under any other severance plan or arrangement maintained by the Bank, the Company or any affiliate upon a termination of employment.

ARTICLE III.

SEVERANCE BENEFITS

Section 3.1. Entitlement to Severance Payment.

(a)           Each Participant shall be eligible to receive a Severance Payment (as defined below) if (i) the Participant’s employment with the Bank is involuntarily terminated for reasons other than Cause (as defined below) with or without a Change in Control or (ii) the Participant terminates employment with the Bank within one year after a Change in Control voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below) and also complies with the additional requirements of Section 3.1(e) below (i.e., such voluntary termination after a Change in Control must be a “good reason” termination within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder);  provided that, in order to receive any Severance Payments under this Plan, the Participant must sign a general release of all claims against the Bank, the Company and affiliates in a form provided by the Bank in order to receive any payments under this Plan.  If a Participant voluntarily terminates employment under any circumstances other than those described in clause 3.1(a)(ii) above, the Participant is not entitled to Severance Payments.  If a Participant’s employment is terminated for Cause, then the Participant is not entitled to Severance Payments.

(b)           A “Change in Control” of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a change in control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the change in control; or (iii) without limitation, such a change in control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company is distributed, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c)           For purposes of this Plan, termination for “Cause” shall include termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order or conviction or plea of “no contest” for any felony or a crime of moral turpitude.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

(d)           For purposes of this Plan, a “Comparable Position” shall mean a position that would (i) provide the Participant with base compensation and benefits that are comparable in the aggregate to those provided to the Participant prior to the Change in Control; (ii) be in a location that would not require the Participant to increase his or her daily one way commuting distance by more than twenty five (25) miles as compared to the Participant’s commuting distance immediately prior to the Change in Control; and (iii) have job skill requirements, reporting structure  and duties that are comparable to the requirements, reporting structure, and duties of the position held by the Participant prior to the Change in Control.

(e)           Upon the occurrence of a voluntary termination of employment described in Section 3.1(a)(ii) above, the Participant shall have the right to elect to terminate his or her employment by resignation upon not less than thirty (30) days prior written notice to the Bank, which notice must be given by the Participant within ninety (90) days after the initial event giving rise to said right to elect to terminate his or her employment.  Notwithstanding the preceding sentence, the Participant, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his or her rights by virtue of the fact that the Participant has submitted his or her resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve the situation described above.  The Bank shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder.  Such termination is intended to qualify as a “good reason” termination under Code Section 409A and the regulations thereunder

(f)           Notwithstanding any other provision in this Plan, “termination of employment” as described in Section 3.1(a) shall mean “separation from service” as defined in Code Section 409A and the regulations thereunder, such that the Company and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(g)           Notwithstanding anything in this Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Participant prior to the first day of the seventh month following the date of termination in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Participant’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which occurs the date of termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the date of termination.  Payment of the “permitted amount” shall be made in accordance with regular payroll practices.  Any payment in excess of the permitted amount shall be made to the Participant on the first day of the seventh month following the date of termination.

Section 3.2. Benefit Amount.

(a)           If a Participant’s entitlement to a Severance Payment is not in connection with a Change in Control, then the Severance Payment shall be equal to (i) one times the Participant’s base salary, determined as of the date of termination.  However, if a Participant’s entitlement to a Severance Payment is in connection with a Change in Control, then the Severance Payment will be equal to: (i) two times the Participant’s base salary, determined as of the date of termination, plus (ii) two times the Participant’s annual cash bonus earned by Executive under the Annual Cash Incentive Plan in the two years immediately prior to the date of termination.  All Severance Payments shall be paid in a cash lump sum no later than sixty (60) days after the date of termination, provided, however, that such payment is contingent upon the Participant timely signing and not revoking a release of all claims, as described in Section 3.3 before such sixty (60) day period.  All applicable payroll taxes and withholding will be deducted from such Severance Payment.

(b)           In addition to the Severance Payment described above, the Bank shall provide, at no cost to the Participant, continued group health care coverage for the Participant and his or her dependents, pursuant to the health care coverage that was in place for the Participant and his or her dependents on the Participant’s termination date.  Such coverage shall be paid by the Bank (i) for 12 months after the Participant’s termination if such termination is not in connection with a Change in Control or (ii) for 18 months after the Participant’s termination if such termination is in connection with a Change in Control (i.e., during the maximum COBRA group health plan continuation coverage for a termination of employment if the termination is in connection with a Change in Control).  In the event the Bank no longer maintains group health care coverage due to a Change in Control, then the successor to the Bank shall be obligated to offer such coverage at no cost to the Participant under such successor’s group health care coverage programs that is most comparable to the Bank’s group health care coverage as was in existence for the Participant at the time of his or her termination of employment with the Bank.

Section 3.3. Release of Claims.  Notwithstanding anything in this Plan to the contrary, the Participant shall not be entitled to any Severance Payment unless and until the Participant executes a release of his or her claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under (i) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C.

Section 1981 (age discrimination); (3) 29 U.S.C. Section 621-634 (age discrimination); (4) 29 U.S.C. Section 206(d)(i) (equal pay); (5) the California Fair Employment and Housing Act (discrimination including race, color, national origin, ancestry, religion, physical or mental disability, medical condition, military status, marital status, sex, gender, sexual orientation or age) and (6) Section 1542 of the Civil Code of the State of California, but not including claims for benefits under tax-qualified plans or other benefit plans in which the Participant is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Plan that survive the termination of this Plan.  In order to comply with the requirements of Code Section 409A and applicable age discrimination laws, the release shall be provided to the Participant no later than the date of his or her date of termination and the Participant shall have no fewer than twenty-one (21) days to consider the release, and following the Participant’s execution of the release, the Participant shall have seven (7) days to revoke said release, as it relates to any age discrimination claims available to the Participant under federal law.

Section 3.4. Forfeitures of Benefits. A Participant will forfeit his or her right to any unpaid Severance Payments benefits if he or she is reemployed by the Bank, the Company or any affiliate in a comparable position, as described in Section 3.1(d).

Section 3.5. Required Regulatory Provisions.

(a)      If the Participant is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may pay the Participant the Severance Payment withheld while its Plan obligations were suspended.

(b)      If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the FDIA, all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights shall not be affected.

(c)      If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the FDIA, all obligations under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights.

(d)      All obligations under this Plan shall be terminated, except to the extent determined that continuation of this Plan is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”), at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the FDIA; or (ii) by the OCC at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition.  Any vested rights shall not be affected by such action.

(e)      Notwithstanding anything herein contained to the contrary, any Severance Payments are subject to and conditioned upon their compliance with Section 18(k) of the FDIA, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Section 3.6. Golden Parachute Adjustments. Notwithstanding anything in this Plan to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Participant under this Plan, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Participant (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, the Participant’s benefits payable hereunder shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to the Participant are not subject to penalties under Code Sections 280G and 4999.

ARTICLE IV.

ADMINISTRATION OF PLAN

Section 4.1. Appointment of Plan Administrator and Responsibility for Administration of Plan.  The Compensation Committee of the Bank’s Board of Directors (or the Company’s Board of Directors) shall serve as Plan Administrator and shall administer this Plan in accordance with its terms. The Plan Administrator may designate other persons to carry out the responsibilities to control and manage the operation of the Plan.

Section 4.2. Agents. The Plan Administrator may employ such agents, including counsel, as it may deem advisable for the administration of the Plan.

Section 4.3. Compensation. The Bank or the Company shall pay all the expenses of the Plan Administrator.  The Bank or the Company shall indemnify any employees of the Bank or the Company to whom responsibilities have been delegated under Section 4.1 against any liability incurred in the course of administration of the Plan, except liability arising from their own negligence or willful misconduct.

Section 4.4. Records.  The acts and decisions of the Plan Administrator shall be duly recorded.  The Plan Administrator shall make a copy of this Plan available for examination by any Participant during the business hours of the Plan Administrator.

Section 4.5. Defect or Omission. The Plan Administrator shall refer any material defect, omission or inconsistency in the Plan to the Board of Directors of the Bank or the Company for such action as may be necessary to correct such defect, supply such omission or reconcile such inconsistency.

Section 4.6. Liability.  Except for their own negligence, willful misconduct or breach of fiduciary duty, neither the Plan Administrator nor any agents appointed by the Plan Administrator shall be liable to anyone for any act or omission in the course of the administration of the Plan.

Section 4.7. Contributions and Financing. All benefits required to be paid by the Bank or the Company under the Plan shall be paid as due directly by the Bank or the Company from its general assets.

Section 4.8. Claims Procedure.  The claims procedure set forth in this paragraph is the exclusive method of resolving disputes that arise under the Plan.

(a)           Written Claim.  Any person asserting any rights under this Plan must submit a written claim to the Plan Administrator.  The Plan Administrator shall render a decision within a reasonable period of time from the date on which the Plan Administrator received the written claim, not to exceed 90 days, unless an extension of time is necessary due to reasonable cause.

(b)           Denial of Claim.  If a claim is denied in whole or in part, the claimant must be provided with the following information:

(1)           A statement of specific reasons for the denial of the claim;

(2)           References to the specific provisions of the Plan on which the denial is based;

(3)           A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary;

(4)           An explanation of the claims review procedures with a statement that the claimant must request review of the decision denying the claim within 30 days following the date on which the claimant received such notice.

(c)           Review of Denial.  The claimant may request that the Bank’s Board of Directors review the denial of a claim.  A request for review must be in writing and must be received by the Board of Directors within 30 days of the date on which the claimant received written notification of the denial of the claim.  The Board of Directors will render a decision with respect to a written request for review within 60 days from the date on which the Board of Directors received the request for review.  If the request for review is denied in whole or in part, the Board of Directors must mail the claimant a written decision that includes a statement of the reasons for the decision.

Section 4.9. Arbitration.  Any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Plan shall be settled by arbitration to be held in Los Angeles County, California in accordance with the then current rules as adopted by the arbitration company as selected by parties.  If the parties are unable to agree upon an arbitration company a court of competent jurisdiction shall appoint an arbitration company to administer the arbitration.  The dispute will be decided by a single neutral arbitrator.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator.  The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the parties to the arbitration.  If a third party challenges the legality of this Agreement, the Bank shall pay for the Participant’s legal fees in connection with defending such challenge, provided, however, that reimbursement for such expenses shall be made to the Participant no later than 2 ½  months after the end of the year in which the expenses were incurred, in accordance with Code Section 409A and the regulations thereunder.  If the Participant challenges any provision of this Agreement, the Bank shall not reimburse the Participant for any legal fees or costs.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  This arbitration provision is governed by the Federal Arbitration Act.

ARTICLE V.

AMENDMENT AND TERMINATION

Section 5.1. Before a Change in Control.  The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless a Change in Control has previously occurred.

Section 5.2. After a Change in Control.  If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever if such amendment or modification would reduce the benefits owed to Participants hereunder.

Section 5.3. General Rules. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors.  A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder.  A proper termination of the Plan automatically shall effect a termination of all employees’ rights and benefits hereunder.

ARTICLE VI.

POST TERMINATION OBLIGATIONS

Section 6.1. Non-Solicitation.  Upon any termination of the Participant’s employment which results in the Bank being obligated to pay the Participant a Severance Payment hereunder, the Participant agrees for a period of one year following such termination of employment that the Participant will not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank, the Company or affiliates to terminate an existing business or commercial relationship with the Bank, the Company or affiliates.

Section 6.2. Confidentiality.  Each Participant recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank, the Company and affiliates.  The Participant will not, during or after his or her employment with the Bank, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank, the Company or affiliates or the Participant).  Notwithstanding the foregoing, the Participant may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, the Company or affiliate and the Participant may disclose any information regarding the Bank, the Company or affiliate which is otherwise publicly available.

Section 6.3. Cooperation.  Each Participant shall, upon reasonable notice, furnish such information and assistance to the Bank, Company or affiliate as may reasonably be required, in connection with any litigation in which they are, or may become, a party; provided, however, that the Participant shall not be required to provide information or assistance with respect to any litigation between the Participant and the Bank, the Company or any affiliates.

Section 6.4. Remedies.  All payments and benefits to a Participant under this Plan shall be subject to the Participant’s compliance with this Article VI.  Each Participant agrees that irreparable injury may result to the Bank, the Company or affiliates in the event of the Participant’s breach of this Article VI, and each Participant agrees that, in the event of any such breach by a Participant, the Bank, the Company or affiliate will be entitled, in addition to any other remedies and damages available, through the arbitration process, to an injunction to restrain the violation hereof by the Participant and all persons acting for or with the Participant. Nothing herein will be construed as prohibiting the Bank, the Company or affiliates from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Participant.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.1. Plan Terms are Legally Enforceable.  The Bank intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.

Section 7.2. Plan Exclusively Benefits Employees.  The Bank intends that the Plan is maintained for the exclusive benefit of employees of the Bank.

Section 7.3. Severability. If, for any reason, any provision of this Plan, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Plan or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

Section 7.4. Applicable Laws. To the extent not pre-empted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan shall be governed by the laws of the State of California.

Section 7.5. Non-Guaranty of Employment.  Nothing in this Plan shall be construed as granting any Participant a right to continued employment with the Bank.

Section 7.6. Successors and Assigns.  The Bank and/or the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Plan, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Bank and the Company have duly executed this Plan, effective as of the date first above written.

SIMPLICITY BANK

10/31/13	By:	/s/ Dustin Luton
Date		Dustin Luton, President and Chief Executive Officer

SIMPLICITY BANCORP, INC.

10/31/13	By:	/s/ Dustin Luton
Date		Dustin Luton, President and Chief Executive Officer